Exhibit 99.1

Hewitt Associates 100 Half Day Road
Lincolnshire, IL 60069 Tel 847.295.5000 Fax 847.295.7634 www.hewitt.com

News and Information

For Immediate Release

May 6, 2010

Contacts:

Investors: Sean McHugh, (847) 442-4176, sean.mchugh@hewitt.com

Media: Julie Macdonald, (847) 771-0076, julie.macdonald@hewitt.com

Hewitt Associates Reports Fiscal 2010 Second Quarter Results

EPS $0.60; Underlying EPS $0.73

Underlying Operating Income Increases 28%; Underlying Operating Margin Expands 314 Basis Points to 16.1%

Company Maintains Full Year Underlying EPS Guidance of $2.85 to $2.95

LINCOLNSHIRE, Ill. — Hewitt Associates, Inc. (NYSE: HEW), a global human resources consulting and outsourcing services company, today reported results for its fiscal 2010 second quarter ended March 31, 2010.

•

Reported net revenues (revenues before reimbursements) grew 2% to $760.5 million, compared with $746.3 million in the prior-year quarter. Net revenues declined 1% after adjusting for foreign currency translation, acquisitions and divestitures, and third-party revenues in both periods.

•

Reported operating income declined 3% to $103.4 million, compared with $106.9 million in the prior-year quarter. Underlying operating income grew 28% to $122.8 million after adjusting for unusual items in both periods discussed below[1].

•

Reported net income decreased to $57.4 million, or $0.60 per diluted share, compared with $67.5 million, or $0.71 per diluted share in the prior-year quarter. Adjusting for unusual items in both periods, underlying net income for the second quarter was $69.5 million, or $0.73 per diluted share, compared with $56.2 million, or $0.59 per diluted share in the prior-year quarter.

•	Free cash flow, a non-GAAP measure, was $98.2 million for the current six-month period, compared with $64.8 million in the prior-year period.

[1]

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. A reconciliation of GAAP to underlying net revenues, operating income, net income, earnings per share, free cash flow, and Adjusted EBITDA (each a non-GAAP measure) is included in this press release.

•	During the second quarter, the Company repurchased 1.4 million of its outstanding common shares at an average price of $39.08 per share for a total of $54.9 million.

“We achieved solid underlying operating income growth and margin expansion this quarter, and each segment contributed,” said Russ Fradin, chairman and chief executive officer. “Our HR BPO business reported another profitable quarter, Consulting delivered meaningful underlying margin improvement, and Benefits Outsourcing margins remained strong as well. We are focused on investments that provide new services and continually improve service quality to our clients.”

Operating Performance

Reported net revenues were $760.5 million, an increase of 2% compared with $746.3 million in the prior-year quarter. Net revenues declined 1% when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	$17.3 million in favorable foreign currency translation.

•	An $8.3 million contribution from acquisitions.

•	A $6.0 million prior-year quarter contribution from divested businesses[2].

On the same adjusted basis, Benefits Outsourcing net revenues were approximately flat, HR BPO declined 11% and Consulting grew 1%.

Reported operating income declined 3%, to $103.4 million, compared with $106.9 million in the prior-year quarter. Reported operating margin was 13.6%, compared with 14.3% in the prior-year quarter. Current quarter results include the realization of $13.9 million of previously deferred revenues and $6.7 million of previously deferred costs that were recognized under new accounting guidance and were related to a material modification of an existing contract. Prior-year quarter results include the realization of $20.1 million of previously deferred revenues and $17.2 million of previously deferred costs that were recognized due to the fiscal 2009 second quarter settlement of a contract dispute.

Underlying operating income increased 28% to $122.8 million, compared with $96.3 million in the prior-year quarter. Underlying operating margin was 16.1%, compared with 13.0% in the prior-year quarter. The underlying margin improvement was principally due to lower shared service costs and severance expenses.

Current quarter underlying operating results exclude the following:

•

A $17.0 million pretax non-cash impairment charge resulting from goodwill impairment testing of the reporting unit impacted by the partial divestiture of the Company’s North America Executive Compensation (“EC”) Consulting business.

•	A $2.4 million pretax loss on sale of business related to the partial divestiture of the EC Consulting business.

Prior-year quarter underlying operating results exclude the following:

•	Pretax gains on sale of businesses totaling $9.4 million related to HR BPO business divestitures.

•	$1.3 million in net pretax contributions from divested businesses.

The second quarter reported effective tax rate was 39.9%, compared with 32.6% in the prior-year quarter. Adjusted for unusual items in both periods, the second quarter underlying effective tax rate was 39.6%, compared with 37.1% in the prior-year quarter.

[2]

Divested businesses include: HR BPO Latin America (February 2009); HR BPO relocation services (March 2009); and Consulting North America Executive Compensation (partial divestiture in January 2010). Pre-disposition contributions have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

Business Segment Results

Benefits Outsourcing

Benefits Outsourcing segment revenues grew 1% to $395.9 million, compared with $392.2 million in the prior-year quarter. Revenues were approximately unchanged compared to the prior year after adjusting for $2.0 million of favorable foreign currency translation and a $0.2 million contribution from an acquisition. Revenue results compared to the prior year reflects higher revenues associated with participant count growth in all businesses and lower adjustments for client service issues. This was offset by the impact of client losses, lower project revenues and client renewals at lower price points. Current quarter revenues include $13.9 million of previously deferred revenues that were recognized under new accounting guidance and were related to a material modification of an existing contract. The prior-year quarter revenues included $20.1 million of previously deferred revenues that were recognized due to the fiscal 2009 settlement of a contract dispute.

Benefits Outsourcing segment income increased 7% to $104.1 million, compared with $97.5 million in the prior-year quarter. Segment margin was 26.3%, compared with 24.9% in the prior-year quarter. The margin improvement reflects infrastructure and compensation cost favorability, the net favorable impact of the current year contract modification and the prior year contract settlement, and lower adjustments for client service issues. These were partially offset by client losses, lower project revenue and the impact of client renewals at lower price points.

Current quarter reported and underlying segment income includes a benefit of $7.2 million that was recognized under new accounting guidance and was related to the material modification of an existing contract. Prior-year quarter reported and underlying segment income included a benefit of $2.8 million related to the fiscal 2009 settlement of a contract dispute.

As of March 31, 2010, the Company was live with approximately 21.1 million end-user Benefits Outsourcing participants, compared with approximately 19.2 million as of March 31, 2009.

Human Resources Business Process Outsourcing

HR BPO segment revenues declined 8% to $109.5 million, compared with $119.5 million in the prior-year quarter. Revenues decreased 11% after excluding third-party supplier revenues in both periods and adjusting for $4.0 million of favorable foreign currency translation and a $3.3 million contribution in the prior-year quarter from divested businesses. The adjusted revenue decline was principally driven by the impact of client terminations and liquidations and certain contractual adjustments.

HR BPO segment income was $1.1 million, compared with a loss of $0.2 million in the prior-year quarter. Underlying segment income was $1.1 million, compared with a loss of $9.7 million in the prior-year quarter. Prior-year underlying operating results exclude pretax gains totaling $9.4 million related to divested HR BPO operations and a pretax contribution of $0.1 million related to the same divested HR BPO operations. The underlying segment income improvement reflects infrastructure cost management and staffing leverage, partially offset by lower revenues.

As of March 31, 2010, the Company was live with approximately 670,000 client employees with HR BPO services, compared with approximately 727,000 as of March 31, 2009.

Consulting

Consulting segment revenues grew 8% to $262.3 million, compared with $243.2 million in the prior-year quarter. Consulting revenues increased 1% after adjusting for the following:

•	$11.4 million of favorable foreign currency translation and an $8.1 million contribution from an acquisition, both in the current quarter.

•	A $2.7 million prior-year quarter contribution related to the partial divestiture of the EC Consulting business.

The adjusted increase was principally driven by revenue growth in Retirement and Financial Management services in Europe.

Consulting segment income declined 31% to $22.4 million, compared with $32.3 million in the prior-year quarter. Segment margin was 8.5%, compared with 13.3% in the prior-year quarter.

Underlying segment income increased 34% to $41.8 million, compared with $31.1 million in the prior-year quarter. Underlying segment margin was 15.9%, compared to 12.9% in the prior-year quarter. The underlying margin increase was principally due to prior-year additions to a legal reserve and compensation leverage related to productivity initiatives taken last year.

Current quarter underlying operating results exclude:

•	A $17.0 million pretax non-cash impairment charge resulting from goodwill impairment testing of the reporting unit impacted by the partial divestiture of the North America EC Consulting business.

•	A $2.4 million pretax loss on sale of business related to the partial divestiture of the North America EC Consulting business.

Prior-year quarter underlying operating results exclude a $1.2 million pretax contribution from the partially divested North America EC Consulting business.

Unallocated Shared Service Costs

Second quarter unallocated shared service costs were $24.2 million, or 3.2% of net revenues, compared with $22.7 million, or 3.0% of net revenues, in the prior-year quarter. The increase in expenses relative to net revenues reflects higher professional services costs.

Year-to-Date Results

Consolidated net revenues for the current six-month period grew 1%, to $1.53 billion, compared with $1.52 billion in the prior-year six-month period. Net revenues declined 2% when excluding third-party supplier revenues in both periods and adjusting for the following items:

•	$29.7 million in favorable foreign currency translation.

•	An $18.0 million contribution from acquisitions.

•	A $13.3 million prior-year period contribution from divested businesses[3].

On the same adjusted basis, Benefits Outsourcing net revenues grew 2%, HR BPO declined 11% and Consulting declined 3%.

Reported consolidated operating income for the six-month period increased 4%, to $228.3 million, compared to $219.3 million in the prior-year period. Operating margin was 14.9%, compared to 14.5% in the prior-year period. Current six-month period results include the realization of $13.9 million of previously deferred revenues and $6.7 million of previously deferred costs that were recognized under new accounting guidance and were related to a material modification of an existing contract. Prior-year period results include the realization of $20.1 million of previously deferred revenues and $17.2 million of previously deferred costs that were recognized due to the fiscal 2009 second quarter settlement of a contract dispute.

[3]

Divested businesses include: HR BPO Latin America (February 2009); HR BPO relocation services (March 2009); and Consulting North America Executive Compensation (partial divestiture in January 2010). Pre-disposition contributions have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.

Underlying operating income increased 19% in the six-month period, to $247.6 million, compared with $208.7 million in the prior-year period, when adjusting for unusual items in both periods. Underlying operating margin was 16.2%, compared with 13.9% in the prior-year quarter. The margin improvement reflects lower operating expenses, favorable foreign currency translation, and lower severance and overhead costs.

Current six-month period underlying operating results exclude the following:

•	A $17.0 million pretax non-cash impairment charge resulting from goodwill impairment testing of the reporting unit impacted by the partial divestiture of the North America EC Consulting business.

•	A $2.4 million pretax loss on sale of business related to the partial divestiture of the North America EC Consulting business.

Prior-year six month period underlying operating results exclude the following:

•	Pretax gains totaling $9.4 million related to HR BPO business divestitures.

•	$1.2 million in net pretax contributions from divested businesses.

Net income for the six-month period decreased to $125.8 million, or $1.31 per diluted share, compared with $132.3 million, or $1.39 per diluted share, in the prior-year six-month period. Underlying net income increased to $137.9 million, or $1.44 per diluted share, compared with $120.8 million, or $1.26 per diluted share, in the prior year six-month period, when adjusting for unusual items in both periods.

Cash Flow

Cash flow from operations was $139.5 million in the current six-month period, compared with $127.4 million in the prior-year period. Free cash flow, a non-GAAP measure (defined as cash flow from operations less capital expenditures and capitalized software costs) was $98.2 million, compared with $64.8 million in the prior-year period. The improvement in free cash flow was principally driven by lower capital expenditures and lower settlement payments.

Adjusted EBITDA, a non-GAAP measure, was $314.5 million in the current six-month period, compared with $274.5 million in the prior-year period. The increase reflects improved underlying operating performance in all businesses.

Share Repurchase

During the fiscal second quarter, the Company repurchased 1.4 million of its outstanding common shares at an average price of $39.08 per share for a total of $54.9 million. From April 1, 2010 through May 5, 2010, the Company repurchased an additional 318,000 shares at an average price of $40.53 per share for a total of $12.9 million. At May 5, 2010, the Company had approximately $145 million remaining under its current $300 million authorization.

Supplemental Information

Acquisitions

On March 3, 2010, the Company acquired Senior Educators Ltd., a Web-based retiree medical insurance exchange that provides assistance to Medicare recipients seeking supplemental insurance products. The Company believes the acquisition provides it with the key building blocks needed to expand its services in the retiree health market – a solid proprietary technology platform, strong relationships with the major health plan providers and a skilled team. The Company intends to invest in sales, marketing and infrastructure to scale this business. Results of operations are included in the Benefits Outsourcing segment from the date of acquisition.

On May 5, 2010, the Company acquired certain net assets of HRAdvance, Inc., a dependent eligibility audit and ongoing verification service firm. The acquisition enhances the Company’s existing dependent audit capabilities by providing a focused, proprietary technology platform and domain expertise that can be leveraged across the Company’s existing client base. Results of operation will be included in the Benefits Outsourcing segment from the date of acquisition. Please refer to today’s acquisition press release for additional information.

Divestiture and Goodwill Impairment

On January 28, 2010, the Company signed an agreement to divest a portion of its North America EC consulting business focused on advising boards of directors. The divestiture will take place in two phases. Its operations are included in the Consulting segment. This partial divestiture is in response to issues stemming from recent regulations promulgated by the Securities and Exchange Commission (“SEC”) regarding the independence of consulting firms that provide EC services. The first phase, which involved a select group of consultants leaving the Company to form Meridian Compensation Partners (“Meridian”), a fully-independent EC services boutique, closed on January 28, 2010. The Company received a promissory note in consideration for the divested business. The second phase, which involves a second group of consultants leaving the Company to join Meridian, is expected to close during the first quarter of fiscal 2011.

As a result of the divestiture of a portion of the Company’s North America EC Consulting business, the Company was required to test the reporting unit impacted by the partial divestiture for impairment as of January 28, 2010 pursuant to ASC 350, Intangibles—Goodwill and Other. This goodwill impairment test was based upon a comparison of the estimated fair value of the reporting unit to the carrying value of that reporting unit. The fair value of the reporting unit was estimated using the expected present value of future cash flows, and included estimates, judgments and assumptions that management believes were appropriate in the circumstances. The estimates and judgments that most significantly affect the fair value calculations are assumptions related to revenue growth, compensation levels and discount rates. This analysis resulted in a pretax non-cash impairment charge of $17.0 million ($10.6 million net of tax, or $0.11 per diluted share) related to the Consulting segment recorded as a component of operating results in the accompanying consolidated statements of operations.

Loss on Sale of Business

The current-year quarter loss on sale of business of $2.4 million relates to the divestiture of a portion of the Company’s North America EC Consulting business. The Company recorded a pretax loss of $1.8 million as a result of the first phase of the sale. The Company also recorded an estimated pretax loss of $0.6 million related to the second phase of this transaction in the second quarter of fiscal 2010 since it expects to incur a loss when the Company completes the second phase of this transaction.

Business Outlook

“We continue to maintain our previous full year underlying earnings per share guidance range despite incurring approximately ten cents of earnings per share dilution in fiscal 2010 due to previously-announced acquisition, divestiture and related activity to support our longer term growth initiatives,” said Rob Schriesheim, chief financial officer. “Note that our underlying guidance excludes the impact of previously-disclosed unusual items, to include the $17 million impairment charge and $2 million loss on the partial divestiture of our Consulting Executive Compensation business incurred in the current year.”

In addition to reporting results in accordance with U.S. GAAP, the Company assesses its performance once unusual items have been removed. The following guidance reflects the Company’s expectations for fiscal 2010 on this underlying basis (which excludes the impact of previously-disclosed unusual items in the current and prior year):

•	Low- to mid-single digit total Company net revenue growth, with solid growth in Consulting, a flat performance in Benefits Outsourcing, and a decline in HR BPO.

•

Diluted earnings per share of $2.85 to $2.95, with operating income growth moderately exceeding diluted EPS growth, an effective tax rate in the range of 37 to 38 percent, and continued execution against its share repurchase authorization.

Conference Call

At 7:30 a.m. (CT) today, management will host a conference call with investors to discuss fiscal 2010 second quarter results. The live presentation is accessible through the Investor Relations section of Hewitt’s website at www.hewitt.com. The webcast will be archived on the site for approximately one month.

About Hewitt Associates

Hewitt Associates (NYSE: HEW) provides leading organizations around the world with expert human resources consulting and outsourcing solutions to help them anticipate and solve their most complex benefits, talent, and related financial challenges. Hewitt works with companies to design, implement, communicate, and administer a wide range of human resources, retirement, investment management, health care, compensation, and talent management strategies. With a history of exceptional client service since 1940, Hewitt has offices in more than 30 countries and employs approximately 23,000 associates who are helping make the world a better place to work. For more information, please visit www.hewitt.com.

Forward-Looking Information

This presentation contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Hewitt’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed under the heading “Risk Factors” in Part I, Item 1A of the Company’s most recent annual report on Form 10-K and in Part II, Item 1A of its most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) subsequent to such Form 10-K. Such filings are available at the SEC’s internet site (www.sec.gov). Hewitt disclaims any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or any other reason.

# # #

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands except for share and per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Revenues:
Revenues before reimbursements (1)	$760,465	$746,252	$1,530,610	$1,517,016
Reimbursements	15,471	15,580	40,861	38,789

Total revenues	775,936	761,832	1,571,471	1,555,805

Operating expenses:
Compensation and related expenses	467,194	470,852	940,641	951,759
Other operating expenses (1)	131,607	141,301	267,412	275,309
Selling, general and administrative expenses	38,895	35,786	74,917	76,663
Reimbursable expenses	15,471	15,580	40,861	38,789
Goodwill and asset impairment	17,026	786	17,026	3,401
Loss (gain) on sale of businesses	2,359	(9,379)	2,359	(9,379)

Total operating expenses	672,552	654,926	1,343,216	1,336,542

Operating income	103,384	106,906	228,255	219,263

Other (expense) income, net:
Interest expense	(9,580)	(9,854)	(19,236)	(20,539)
Interest income	1,919	1,565	2,838	5,865
Other (expense) income, net	(181)	1,537	(3,088)	2,819

Total other expense, net	(7,842)	(6,752)	(19,486)	(11,855)

Income before income taxes	95,542	100,154	208,769	207,408

Provision for income taxes	38,140	32,615	82,967	75,103

Net income	$57,402	$67,539	$125,802	$132,305

Earnings per share:
Basic	$0.61	$0.72	$1.34	$1.41
Diluted	$0.60	$0.71	$1.31	$1.39

Weighted average shares:
Basic	93,604,430	93,674,297	93,701,637	93,804,695
Diluted	95,751,519	95,581,956	95,840,167	95,512,923

(1)	Net revenues include $10.9 million and $9.7 million of third-party supplier revenues for the three months ended March 31, 2010 and 2009, respectively, and $22.1 million and $20.0 million for the six months ended March 31, 2010 and 2009, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

UNDERLYING NET REVENUES, OPERATING INCOME, NET INCOME, AND

EARNINGS PER SHARE

(Unaudited)

(In thousands except for share and per share amounts)

In assessing operating performance, the Company also reviews its results once unusual adjustments have been removed. The Company believes that doing so provides a better understanding of underlying operating performance. For the three and six months ended March 31, 2010 and 2009, underlying net revenues, operating income, net income, and earnings per share were:

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Revenues before reimbursements (net revenues), as reported	$760,465	$746,252	$1,530,610	$1,517,016
Adjustments:
Divestitures (1)	—	(6,041)	—	(13,270)

Total adjustments	—	(6,041)	—	(13,270)

Underlying revenues before reimbursements (net revenues)	760,465	740,211	1,530,610	1,503,746

Operating income, as reported	103,384	106,906	228,255	219,263
Adjustments:
Divestitures (1)	—	(1,255)	—	(1,185)
Goodwill and asset impairment	17,026	—	17,026	—
Loss (gain) on sale of businesses	2,359	(9,379)	2,359	(9,379)

Total adjustments	19,385	(10,634)	19,385	(10,564)

Underlying operating income	122,769	96,272	247,640	208,699
% of underlying net revenues	16.1%	13.0%	16.2%	13.9%

Total other (expense) income, net, as reported	(7,842)	(6,752)	(19,486)	(11,855)
Divestitures	—	(178)	—	(468)

Underlying total other (expense) income, net	(7,842)	(6,930)	(19,486)	(12,323)

Underlying income before income taxes	114,927	89,342	228,154	196,376

Provision for income taxes (2)	45,468	33,183	90,295	75,584

Underlying net income	$69,459	$56,159	$137,859	$120,792

Underlying earnings per share:
Basic	$0.74	$0.60	$1.47	$1.29
Diluted	$0.73	$0.59	$1.44	$1.26

Weighted average shares:
Basic	93,604,430	93,674,297	93,701,637	93,804,695
Diluted	95,751,519	95,581,956	95,840,167	95,512,923

(1)	Divested businesses include HR BPO Latin America (February 2009); HR BPO relocation services (March 2009); and Consulting North America Executive Compensation (partial divestiture in January 2010). Pre-disposition contributions have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes. Adjustments to other income (expense), net primarily relate to the exclusion of gains on assets, interest income, interest expense, and foreign currency gain on divested operations.

(2)	The Company used an underlying effective tax rate of 39.6% for the three and six months ended March 31, 2010, to adjust for the impact of the Consulting divestiture. The Company used underlying effective tax rates of 37.1% and 38.5% for the three and six months ended March 31, 2009, respectively, to adjust for the impact of an HR BPO divestiture.

HEWITT ASSOCIATES, INC.

BUSINESS SEGMENT RESULTS

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Benefits Outsourcing
Segment net revenues	$395,898	$392,171	$799,923	$783,745
Segment income	104,099	97,537	208,033	199,993
Segment income as a percentage of segment revenues	26.3%	24.9%	26.0%	25.5%

HR BPO
Segment net revenues (1)	$109,534	$119,492	$223,613	$250,183
Segment income (loss)	1,052	(216)	7,525	(5,369)
Segment income (loss) as a percentage of segment revenues	1.0%	(0.2)%	3.4%	(2.1)%

Consulting
Segment net revenues	$262,347	$243,156	$523,172	$502,316
Segment income	22,427	32,317	55,997	69,799
Segment income as a percentage of segment revenues	8.5%	13.3%	10.7%	13.9%

Total Company
Segment net revenues (1)	$767,779	$754,819	$1,546,708	$1,536,244
Intersegment revenues	(7,314)	(8,567)	(16,098)	(19,228)

Net revenues	760,465	746,252	1,530,610	1,517,016
Reimbursements	15,471	15,580	40,861	38,789

Total revenues	$775,936	$761,832	$1,571,471	$1,555,805

Segment income	$127,578	$129,638	$271,555	$264,423

Charges not recorded at the segment level:
Unallocated shared service costs	24,194	22,732	43,300	45,160

Operating income	$103,384	$106,906	$228,255	$219,263

(1)	HR BPO net revenues include $10.9 million and $9.7 million of third-party supplier revenues for the three months ended March 31, 2010 and 2009, respectively, and $22.1 million and $20.0 million for the six months ended March 31, 2010 and 2009, respectively. Generally, the third-party supplier arrangements are marginally profitable. The related third-party supplier expenses are included in other operating expenses.

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except for share and per share amounts)

	March 31, 2010	September 30, 2009
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$564,581	$581,642
Short-term investments	105,232	60,994
Client receivables and unbilled work in process, less allowances of $14,102 and $14,381 at March 31, 2010 and September 30, 2009, respectively	520,960	527,272
Prepaid expenses and other current assets	153,158	169,533
Funds held for clients	159,151	131,801
Short-term deferred contract costs, net	88,960	89,919
Deferred income taxes, net	104,125	34,119

Total current assets	1,696,167	1,595,280

Non-Current Assets:
Deferred contract costs, less current portion	239,371	254,905
Property and equipment, net	369,166	384,254
Other intangible assets, net	179,569	191,479
Goodwill	382,066	412,745
Long-term investments	54,565	54,442
Other non-current assets, net	30,299	31,535

Total non-current assets	1,255,036	1,329,360

Total Assets	$2,951,203	$2,924,640

LIABILITIES

Current Liabilities:
Accounts payable	$13,159	$20,790
Accrued expenses	196,723	164,724
Funds held for clients	159,151	131,801
Advanced billings to clients	159,948	137,447
Accrued compensation and benefits	276,052	393,463
Short-term deferred contract revenues, net	49,507	61,356
Current portion of long-term debt and capital lease obligations	49,064	36,282

Total current liabilities	903,604	945,863

Non-Current Liabilities:
Deferred contract revenues, less current portion	181,004	192,056
Debt and capital lease obligations, less current portion	589,486	618,561
Other non-current liabilities	205,017	223,835
Deferred income taxes, net	100,211	84,023

Total non-current liabilities	1,075,718	1,118,475

Total Liabilities	$1,979,322	$2,064,338

HEWITT ASSOCIATES, INC.

CONSOLIDATED BALANCE SHEETS – Continued

(In thousands except for share and per share amounts)

	March 31, 2010	September 30, 2009
	(Unaudited)
STOCKHOLDERS’ EQUITY

Stockholders’ Equity:
Class A common stock, par value $0.01 per share, 750,000,000 shares authorized, 134,126,337 and 132,844,269 shares issued, 93,063,840 and 93,535,270 shares outstanding, as of March 31, 2010 and September 30, 2009, respectively	$1,341	$1,328
Additional paid-in capital	1,725,702	1,662,687
Cost of common stock in treasury, 41,062,497 and 39,308,999 shares of Class A common stock as of March 31, 2010 and September 30, 2009, respectively	(1,346,445)	(1,277,815)
Retained earnings	595,579	469,777
Accumulated other comprehensive (loss) income, net	(4,296)	4,325

Total Stockholders’ Equity	971,881	860,302

Total Liabilities and Stockholders’ Equity	$2,951,203	$2,924,640

HEWITT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in thousands)

	Six Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$125,802	$132,305
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, including amortization of deferred contract revenues and costs	87,038	77,914
Share-based compensation	25,759	26,926
Deferred income taxes	10,438	27,526
Goodwill and asset impairment	17,026	3,401
Loss (gain) on sale of businesses	2,359	(9,379)
Fair value adjustment related to financial assets	(17)	1,788
Changes in operating assets and liabilities, net of effect of acquisitions and dispositions:
Client receivables and unbilled work in process	1,929	67,482
Prepaid expenses and other current assets	32,323	(7,466)
Deferred contract costs	(30,364)	(47,147)
Other assets	584	(4,609)
Accounts payable	(7,517)	4,620
Accrued compensation and benefits	(116,432)	(124,885)
Accrued expenses	(19,255)	(46,783)
Advanced billings to clients	23,215	7,500
Deferred contract revenues	4,884	14,977
Other long-term liabilities	(18,268)	3,258

Net cash provided by operating activities	139,504	127,428

Cash flows from investing activities:
Purchases of investments	(48,545)	—
Proceeds from sales of investments	6,900	4,025
Additions to property and equipment	(41,339)	(62,604)
Cash paid for acquisitions, net of cash acquired	(10,109)	—
Cash received for sale of businesses	—	1,105
Other investing activities	(10,885)	—

Net cash used in investing activities	(103,978)	(57,474)

Cash flows from financing activities:
Proceeds from the exercise of stock options	30,646	6,343
Excess tax benefits from the exercise of share-based awards	3,387	2,345
Proceeds from short-term borrowings	—	18,119
Repayments of short-term borrowings, capital leases and long-term debt	(14,765)	(146,369)
Purchase of Class A common shares for treasury	(68,630)	(22,269)

Net cash used in financing activities	(49,362)	(141,831)

Effect of exchange rate changes on cash and cash equivalents	(3,225)	(18,469)

Net decrease in cash and cash equivalents	(17,061)	(90,346)

Cash and cash equivalents, beginning of period	581,642	541,494

Cash and cash equivalents, end of period	$564,581	$451,148

Supplementary disclosure of cash paid during the period:
Interest paid	$19,501	$23,001
Income taxes paid	$55,929	$48,094

HEWITT ASSOCIATES, INC.

FREE CASH FLOW RECONCILIATION

(Unaudited)

(Amounts in thousands)

	Six Months Ended March 31,
	2010	2009
Net cash provided by operating activities	$139,504	$127,428
Additions to property and equipment	(41,339)	(62,604)

Free cash flow (1)	$98,165	$64,824

(1)	Free cash flow, a non-GAAP measure, is cash flow from operations less capital expenditures and capitalized software costs. The Company believes this measure provides useful information related to the Company’s liquidity, including but not limited to its ability to reduce debt, make strategic investments, and repurchase stock. The Company views free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in its consolidated statements of cash flows.

HEWITT ASSOCIATES, INC.

ADJUSTED EBITDA RECONCILIATION

(Unaudited)

(Amounts in thousands)

	Six Months Ended March 31,
	2010	2009
Reported net income	$125,802	$132,305
Depreciation and amortization (1)	87,038	77,914
Provision for income taxes	82,967	75,103
Interest expense, net	16,398	14,674

EBITDA	312,205	299,996

Adjustments:
Divestitures (2)	—	(1,185)
Goodwill and asset impairment (3)	17,026	—
Loss (gain) on sale of businesses	2,359	(9,379)

Underlying adjustments	19,385	(10,564)
Normalized depreciation and amortization addbacks	—	(385)
Other (income) expense, excluding interest (4)	3,088	(2,818)

Total adjustments	22,473	(13,767)

Adjusted EBITDA before certain non-cash add backs	334,678	286,229

Certain non-cash add backs:
Asset impairment	—	3,401
Net deferrals	(25,534)	(27,442)
Deferred internal software development costs	(20,499)	(18,895)
Share-based compensation (5)	25,656	27,133
Other (loss reserve/provision for bad debt)	188	4,081

Total certain non-cash add backs	(20,189)	(11,722)

Adjusted EBITDA	$314,489	$274,507

(1)	For the six months ended March 31, 2009, depreciation and amortization includes ($0.4) million of adjustments related to HR BPO divestitures.
(2)	Divested businesses include HR BPO Latin America (February 2009); HR BPO relocation services (March 2009); and Consulting North America Executive Compensation (partial divestiture in January 2010). Pre-disposition contributions have been excluded from “underlying” and “as adjusted” amounts for year-over-year comparative purposes.
(3)	Related to Consulting North America Executive Compensation partial divestiture in January 2010.
(4)	For the six months ended March 31, 2009, other (income) expense, excluding interest, includes a non-cash impairment of $1.8 million related to auction rate securities.
(5)	Share-based compensation as presented in the Statements of Cash Flows varies by $0.1 million and $0.2 million for the six months ended March 31, 2010 and 2009, respectively, due to amortization expense for a deferred compensation arrangement related to an acquisition in fiscal 2008, the impact of foreign exchange in the current period, and the reclassification of certain prior-year amounts to conform to the current year presentation.